Exhibit 99.1

N e w s R e l e a s e

Contact: David Higie
Phone:    (412) 269-6449
Release: Immediate (May 27, 2008)
BAKER REPORTS PRELIMINARY FINANCIAL RESULTS FOR FIRST QUARTER OF 2008
     PITTSBURGH — Michael Baker Corporation (the “Company”) (Amex:BKR) today reported its preliminary and unaudited financial information for the first quarter of 2008. The Company is providing these preliminary results in an effort to keep its shareholders informed about the performance of the Company while it works to complete the previously announced restatement. The Company previously disclosed in a news release and related Form 8-K dated February 22, 2008, that it would be restating its financial results for the first three quarters of 2007 and indicated the reasons for the restatement and delay in filing the required documents with the Securities and Exchange Commission. Additionally, the Company filed separate Forms 12b-25 with the Securities and Exchange Commission indicating it would need additional time to file its Form 10-K for the period ended December 31, 2007, as well as its Form 10-Q for the first quarter of 2008. The Company is continuing to evaluate whether a portion of the errors that management identified and which resulted in the restatement will impact its previously issued audited consolidated financial statements for the year 2006.
     The Company was advised by the American Stock Exchange (Amex) on May 15, 2008, that it continues to be out of compliance with sections 134 and 1101 of the Amex Company Guide for failing to timely file with the Securities and Exchange Commission its Annual Report on Form 10-K for 2007, as well as its Form 10-Q for the first quarter of 2008. Previously, the Amex had accepted the Company’s plan to regain compliance with the Amex’s listing standards by filing the Form 10-K for 2007 by June 30, 2008, and had given the Company until July 31, 2008, to file its Form 10-Q for the period ended March 31, 2008. The Company currently expects to meet those deadlines.
     For the first three months of 2008, the Company estimates total contract revenues will be in the range of $172 to $177 million. The Company is unable to provide an accurate comparison to consolidated 2007 first quarter revenue because the prior year period is under review as part of the restatement. The Company is not providing a range of earnings per share for the first quarter until the restatement is completed; however, it currently anticipates that earnings per share for the current period will be in excess of $0.50 per diluted common share based primarily on the strong performance of its Engineering segment during the first quarter.
     Revenues in the Engineering segment increased by more than 15 percent from the year-ago three-month period. The Company is unable to provide a similar comparison for 2008 and 2007 first quarter revenues in the Energy segment because the restatement is focused on the revenue of the Energy segment.
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ADD ONE — BAKER REPORTS PRELIMINARY FINANCIAL RESULTS
     From a balance sheet perspective, at March 31, 2008, the Company had no long-term debt, and a cash balance of approximately $26 million.
     Total estimated backlog for the Company was approximately $1.3 billion at March 31, 2008, which equals the total estimated backlog at December 31, 2007.
     The Company cautions that all of these results are preliminary and subject to change, possibly materially, following the completion and analysis of the financial statements for 2007. The Company reiterates that the above preliminary and unaudited financial information does not represent all of the information that would normally be included in a quarterly report on Form 10-Q with respect to the Company’s financial results.
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, environmental, facilities, geospatial information technologies, pipelines and utilities, transportation, water/wastewater, and oil & gas. With more than 4,000 employees in over 50 offices across the United States and internationally, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems; late SEC filings; and, the restatement of financial results. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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